Exhibit 99.1

{ENDOLOGIX, INC. LOGO}

DATE:     February 23, 2006

PRESS RELEASE

CONTACT:      Robert J. Krist, Chief Financial Officer, 949-595-7200
                      www.endologix.com

ENDOLOGIX REPORTS FOURTH QUARTER RESULTS

Conference Call Begins at 5:00 p.m. ET/2:00 p.m. PT Today

IRVINE, Calif. (February 23, 2006) – Endologix, Inc. (Nasdaq: ELGX), developer and manufacturer of the Powerlink® System endoluminal stent graft (ELG) for the minimally invasive treatment of abdominal aortic aneurysms (AAA), today announced financial results for the fourth quarter and year ended December 31, 2005.

Product revenue for the fourth quarter of 2005 was $1.9 million, compared with $752,000 in the fourth quarter of 2004 and $2.1 million in the third quarter of 2005. Domestic product revenue was $1.7 million, compared with $101,000 in the 2004 fourth quarter and $1.6 million in the 2005 third quarter. International product revenue of $176,000 for the fourth quarter of 2005 compares with $651,000 during the comparable quarter last year and $554,000 in the third quarter of 2005.

Total revenue for the fourth quarter of 2005 was $2.0 million, compared with $852,000 in the fourth quarter of 2004 and $2.2 million in the third quarter of 2005. Royalty revenue from licensed technology decreased, as expected, in the fourth quarter of 2005 and was $56,000, compared with $100,000 in the fourth quarter of 2004.

The Company reported that domestic product revenue for all periods predominantly represents product usage. As consignment of product is customary in the medical device industry for recently introduced products, the Company believes that domestic product revenue will approximate product usage for the foreseeable future.

“Our objective in implementing a limited commercial launch strategy with the Powerlink System was to gain market knowledge and initial acceptance for the product, and thereafter refine our approach to sales and marketing,” said Endologix President and Chief Executive Officer Paul McCormick. “We have learned a great deal from this strategy. Although fourth quarter U.S. sales were sequentially higher, they were below our expectations, which we attribute primarily to three factors. First, while we experienced no disruption in fulfilling customer orders during the quarter, we believe that the now-completed voluntary limited product recall resulted in cancellation or delay of some procedures. We believe that all potential users should be reassured following the FDA’s approval of our new facility announced earlier this month and with the implementation of our manufacturing corrective actions behind us. In addition, we experienced a level of seasonality influenced by the holidays as some patients delayed the timing of elective procedures. Never having been through a full year of commercial sales, we had previously expressed uncertainty whether seasonality would play a factor and we clearly believe it did during the fourth quarter.

“Finally, in evaluating our more successful sales representatives, we found that representatives’ clinical credibility plays the greatest role in successfully developing Powerlink System users. That credibility comes only with direct previous experience, or through extensive company support and training. The amount of time required for a new sales representative to be effective is at or above the high end of our previous expectations of six to eight months,” he added.

In light of this knowledge concerning the Powerlink System sales process and with a heightened focus on sales representative training and throughput, Endologix now expects to have approximately 25 sales representatives by mid-year 2006, rising to approximately 30 to 35 by the end of the year. This compares with 25 sales representatives at year end 2005, and with previous company guidance for 40 to 50 sales representatives at year end 2006.

“In overcoming recent challenges, we are gratified by our success in laying a foundation based on ‘best in class’ long-term clinical data and favorable physician experiences. With a growing number of physicians using our next-generation ELG, a field management team in place, a new FDA-approved facility, increasing awareness of the importance of AAA screening and no significant new competition on the near-term horizon, we are prepared to support increasing product demand,” Mr. McCormick said.

Product gross profit for the fourth quarter of 2005, which excludes license revenue, was $140,000 or 7% of product revenue. Cost of product sold included the following:

Cost of inventory sold	$758,000
Disposal of inventory related to limited voluntary recall	780,000
Abnormal downtime due to production assembler re-training	228,000
Total cost of product sold	$1,766,000

Product gross profit and gross margin were $224,000 and 30%, respectively, in the 2004 fourth quarter, and $1.3 million and 59%, respectively, in the 2005 third quarter. Margin improvement in the 2005 fourth quarter, excluding the period charges indicated above, was due to a sequentially higher level of direct sales in the U.S.

Total operating expenses were $6.0 million in the fourth quarter of 2005, compared with $3.7 million in the fourth quarter of 2004. The increase in operating expenses was due primarily to ongoing build out and training costs of the domestic sales force and, to a lesser extent, costs associated with Sarbanes-Oxley Act compliance. Marketing and sales expenses increased to $3.1 million in the 2005 fourth quarter, compared with $1.1 million in the 2004 fourth quarter. Research, development and clinical expenses were $1.7 million, compared with $1.6 million reported in the fourth quarter of 2004. General and administrative expenses totaled $1.3 million in the fourth quarter of 2005, up from $1.1 million in the fourth quarter of 2004.

Net loss for the fourth quarter of 2005 was $5.7 million, or $0.16 per share, compared with a net loss of $3.3 million, or $0.10 per share, for the fourth quarter of 2004.

2005 Financial Results

For the year ended December 31, 2005, product revenue was $6.9 million, compared with $3.0 million for the year ended December 31, 2004; total revenue was $7.1 million in 2005, compared with $4.2 million in 2004. Total operating expenses for 2005 were $19.4 million, versus $12.4 million in 2004. The increase in operating expenses was due to the development of the Company’s direct sales force, the domestic commercial launch of the Powerlink System and costs associated with Sarbanes-Oxley compliance. Endologix reported a net loss for 2005 of $15.5 million, or $0.46 per share, compared with a net loss of $9.7 million, or $0.31 per share, for 2004.

Total cash and marketable securities as of December 31, 2005 was $17.7 million, compared with total available cash and marketable securities as of December 31, 2004 of $21.9 million. The cash position at the 2005 year end was approximately $5.2 million less than total cash and marketable securities as of September 30, 2005. Cash used in the fourth quarter included $890,000 of capital expenditures for now-completed projects. No capital projects of this magnitude are contemplated in 2006.

Conference Call Information

Endologix management will host a conference call to discuss these topics today beginning at 5:00 p.m. Eastern time (2:00 p.m. Pacific time). To participate via telephone please call (888) 463-4487 from the U.S. or (706) 634-5615 from outside the U.S. A telephone replay will be available for two days following the completion of the call by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 4699202.

The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 14 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for vascular diseases. Endologix’s Powerlink System is an endoluminal stent graft (ELG) for treating abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it the thirteenth leading cause of death in the U.S. In October 2004, Endologix received approval to market the Powerlink System in the U.S. Additional information can be found on Endologix’s Web site at www.endologix.com.

Except for historical information contained herein, this news release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties, including risks related to changes in regulatory requirements, and product liability claims, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix, all as more fully described in the risk factors and other matters set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and the Company’s other filings with the Securities and Exchange Commission.

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenue:
Product	$1,906	$752	$6,889	$3,019
License	56	100	250	1,213

Total revenue	1,962	852	7,139	4,232
Cost of product revenue	1,766	528	3,859	1,851

Gross profit	196	324	3,280	2,381

Operating expenses:
Research, development and clinical	1,662	1,571	6,008	6,159
Marketing and sales	3,114	1,054	8,794	2,718
General and administrative	1,266	1,107	4,610	3,548

Total operating expenses	6,042	3,732	19,412	12,425

Loss from operations	(5,846)	(3,408)	(16,132)	(10,044)

Other income (expense):
Interest income	203	105	623	339
Other	(9)	34	(9)	22

Total other income	194	139	614	361

Net loss	($ 5,652)	($ 3,269)	($15,518)	($ 9,683)

Basic and diluted net loss per share	($ 0.16)	($ 0.10)	($ 0.46)	($ 0.31)

Shares used in computing basic and diluted net
loss per share	36,111	31,840	33,951	31,149

ENDOLOGIX, INC. CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par values)
(Unaudited)

	December 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$9,191	$4,831
Marketable securities available-for-sale	7,959	16,335
Restricted cash	500	--
Accounts receivable, net	1,248	347
Other receivables	175	233
Inventories	7,372	3,984
Other current assets	576	510

Total current assets	27,021	26,240
Property and equipment, net	4,490	689
Marketable securities available-for-sale	--	750
Goodwill	4,631	3,602
Other intangibles, net	11,724	13,129
Other assets	78	102

Total Assets	$47,944	$44,512

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$4,501	$2,763

Current liabilities	4,501	2,763
Long term liabilities	1,236	198

Total liabilities	5,737	2,961

Stockholders' equity:
Common stock, $.001 par value; 50,000 shares authorized,
36,729 and 32,362 shares issued and outstanding
	37	32
Additional paid-in capital	141,903	125,704
Accumulated deficit	(99,120)	(83,602)
Treasury stock, at cost, 495 shares
	(661)	(661)
Accumulated other comprehensive income	48	78

Total stockholders' equity	42,207	41,551

Total Liabilities and Stockholders' Equity	$47,944	$44,512

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